UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 13, 2003

DIRECTV HOLDINGS LLC

DIRECTV FINANCING CO., INC.

(Exact Name of Registrant as Specified in its Charter)

DIRECTV Holdings LLC – Delaware

DIRECTV Financing Co., Inc. – Delaware

(State or Other Jurisdiction of Incorporation)

333-106529	DIRECTV Holdings LLC – 25-1902628 DIRECTV Financing Co., Inc. – 59-3772785
(Commission File Number)	(I.R.S. Employer Identification No.)

2230 East Imperial Highway El Segundo, California	90245
(Address of Principal Executive offices)	(Zip Code)

(310) 964-5000

(Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if changed Since Last Report)

Item 5.	Other Events.

On November 13, 2003, the U.S. District Court for the Central District of California (“Court”) denied the motion of Pegasus Satellite Television, Inc. and Golden Sky Systems, Inc. (together “Pegasus”) to intervene in the lawsuits of National Rural Telecommunications Cooperative (“NRTC”) against DIRECTV, Inc. and Hughes Communications Galaxy, Inc. (jointly, “DIRECTV”), Case Nos. 99-5666 and 99-8672 (the “NRTC Actions”). Pegasus had filed this motion for the purpose of objecting to the settlement of the NRTC Actions. As previously announced, NRTC and DIRECTV have entered into a settlement of the NRTC Actions which will not become final until the Court conducts a fairness hearing and approves the settlement of the class action filed by certain members of the NRTC (the “Class Action”). The Court has tentatively approved the settlement and set a hearing date of January 5, 2004 for final approval of the settlement of the Class Action which, in turn, would result in settlement of the NRTC Actions.

The Court previously set March 23, 2004 as the trial date for DIRECTV’s claims against Pegasus for $54 million (plus interest) under the parties’ Seamless Marketing Agreement. That trial date and other related scheduling for DIRECTV’s claims against Pegasus are not affected by the Court order referred to above.

The Court has also set January 8, 2004 as the date for a status conference to consider the remaining claims which Pegasus has asserted against DIRECTV (the “Pegasus Action”). In the order entered on November 13th, the Court specifically reconsidered its prior order entered on December 5, 2000 in the Pegasus Action. In the prior order, the Court had ruled that Pegasus had a legal right to bring a claim against DIRECTV to clarify the DBS Agreement between NRTC and DIRECTV. The Court has now ruled that Pegasus does not have any legally cognizable right in the DBS Agreement or the NRTC Actions and that its rights stem solely from its Member Agreement with NRTC.

A copy of the order entered by the Court on November 13, 2003 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits.

Exhibit No.	Exhibit

99.1	Order of the United States District Court for the Central District of California Denying Pegasus’ Motion to Intervene, entered on November 13, 2003

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DIRECTV HOLDINGS LLC

Date: November 17, 2003	By:	/s/ Michael W. Palkovic

		Name:	Michael W. Palkovic
		Title:	Senior Vice President and Chief Financial Officer

DIRECTV FINANCING CO., INC.

Date: November 17, 2003	By:	/s/ Michael W. Palkovic

		Name:	Michael W. Palkovic
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Order of the United States District Court for the Central District of California Denying Pegasus’ Motion to Intervene, entered on November 13, 2003